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                                                                   EXHIBIT 10.32
                                             (Translated from German to English)

                     MANAGING DIRECTOR'S SERVICE AGREEMENT
                     -------------------------------------



Between

            PRODAC Prozessdatentechnik GmbH
            Max-Planck-Strasse 38

            50858 Koln

                         (hereinafter referred to as the "Company")

and

            Mr.
            Reiner Kaesbach
            Schumannstrasse 10

            53332 Bornheim

                         (hereinafter referred to as "Managing Director")


the following contract is concluded:



                                     (S) 1
                           DUTIES AND RESPONSIBILITY
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1.   After the transfer of the Shares in the Company to MagiNet GmbH will have become effective, Mr. Reiner Kaesbach shall be employed as Managing Director of the Company on the basis of this Managing Director's Service Agreement. The managing director's service agreements so far in force and all related side agreements thereto - also to the extent that they are based on a shareholder's resolution - shall be terminated. This does not apply to the pension agreement between the company and the Managing Director in the version existing at the signing of this contract.

2. The Managing Director shall represent the Company both in and out of court always alone. He is released from the restrictions set forth in Sec. 181 German Civil Code.

3. Unless otherwise provided for in this Agreement, the rights and duties of the Managing Director shall be subject to the Articles of Association of the Company, as amended from time to time, the rules of procedure as amended from time to time, and the laws, particularly the Limited Liability Companies' Act.

4. The Company reserves the right at any time to appoint further managing directors and establish different rules of representation. Prior to December 31, 1999 the Managing Director shall only be removed and additional managing directors shall only be appointed, after the minimum targets - under exception of the category "average monthly net revenue per room" - of the Earnout-Plan stipulated between MagiNet GmbH, MagiNet Corp., the Company, Mr. Reiner Kaesbach and the Managing Director in the Share Purchase Agreement dated November 05, 1996 (Attachment 3 to the Share Purchase Agreement) for the preceding fiscal year were not achieved. The right to remove the managing director for important cause in respect of the person (in der Person) or the behaviour (im Verhalten) of the Managing Director and the right to newly appoint a managing director in this connection remain unaffected.
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                                     (S) 2
                                 REMUNERATION

1. For his activities the Managing Director shall receive a gross annual salary in the amount of DM 26,000.-- (in words: twentysixthousand deutschmarks), to be paid in twelve equal monthly instalments in arrears at the end of each calendar month to a bank account designated by the Managing Director. The Managing Director shall receive a thirteenth monthly salary which shall be paid out with the November salary. The Managing Director shall participate in the same proportion as employees of the Company in general increases of the salary.

2. The Managing Director shall obtain a yearly bonus of up to 30% of the yearly base salary payable under para. 1, to the extent that the targets of the yearly business plan agreed between MagiNet Corporation, Sunnyvale, California, USA and the Company were met. The bonus is payable upon establishment of the annual accounts for the respective fiscal year. [The managing director's bonus claim for 1996 shall remain unaffected.]

3. The above remuneration covers all services rendered by the Managing Director, including any overtime. The Managing Director is obliged to work even beyond the usual business working hours if this is required by the commercial interests of the Company.

4. Additionally the Company shall pay to the Managing Director the legally prescribed employers' contributions to the health insurance, statutory pension insurance and unemployment insurance, which are to be borne by law in equal parts by the Managing Director and the Company. Should the Managing Director be exempted from his obligation to join the statutory health insurance, the Company shall pay to him 50% of his contributions to a private health insurance, at a maximum 50% of the contribution to the statutory health insurance, if respective proof is furnished.
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5.   The assignment and pledge of claims to remuneration require the prior written approval of the shareholders.



                                     (S) 3
                                   EXPENSES


     Upon submission of corresponding receipts, the Company will reimburse all reasonable and necessary expenses incurred by the Managing Director in the exercise of his duties for the Company. As a rule, however expenses can at most be allowed to the same extent in which they are tax deductible as operating expenses.


                                     (S) 4
                                  COMPANY CAR

1. The Company will furnish the Managing Director with a company car which corresponds to the category of a BMW 7-model. The Managing Director is entitled to private usage of the company car. The Company shall bear all costs arising in connection with the use of the company car such as taxes, insurance, repairs, maintenance, gasoline and oil, except such gasoline costs which occur during the Managing Director's vacation outside the Federal Republic of Germany.

2. The Managing Director herewith explicitly waives all claims to which he or his family could be entitled in connection with the private use of the company car. He shall release the Company from any and all claims of his family or third parties, insofar as such claims are not included in the Company's insurance coverage.
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3.   Income tax which accrues from the monetary value of the benefit of having the company car for private use shall be borne by the Managing Director.

4. The company car is to be returned including any and all accessories upon termination of the employment relationship. Any right of retention is excluded. In the event of a release pursuant to (S) 12.4, the company car is to be returned including any and all accessories, unless expressly agreed in writing or otherwise. In the event the company car is returned prior to the date of expiration of the employment relationship to the Company, the Managing Director cannot claim compensation for the lost financial benefit.


                                     (S) 5
                              SPECIAL ALLOWANCES

     The pension agreement dated January 1, 1983 and amended on January 2, 1990 and October 6, 1993 shall be continued.


                                     (S) 6
                                   VACATION

     The Managing Director shall be entitled to a vacation of 30 working days per calendar year. The Managing Director shall coordinate his vacation with the other members of management in such way that it shall not affect the interests of the Company.


                                     (S) 7
                                  DISABILITY
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1.   The Managing Director shall immediately inform the Company about any work incapacity and the expected duration thereof as well as the reasons of such incapacity. In the event of illness, the Managing Director shall submit upon request a medical certificate attesting to his incapacity to work and the expected duration thereof.

2. In the event of illness the Company shall continue to pay the contractual remuneration for a period of 6 months, provided, however, that all benefits paid to the Managing Director by a statutory or private health insurance as compensation for the loss of salary shall be deducted.


                                     (S) 8
                              OUTSIDE ACTIVITIES


1. The Managing Director shall devote all his skills and working capacity exclusively to the Company. Any outside activities of the Managing Director for compensation during the term of this Agreement require the prior written approval of the shareholders. Publications and speeches relating to the activities of the Managing Director for the Company and for MagiNet Corp. require the prior coordination with the shareholders.

2. Furthermore any active, entrepreneurial participation in any other company or the running of his own business require the prior written approval of the shareholders. The foregoing shall not apply to the purchase of shares for investment purposes and to the participation in the Wirt & Kaesbach civil law partnership.


                                     (S) 9
                               CONFIDENTIALITY,
              NON-COMPETITION CLAUSE DURING THE TERM OF CONTRACT
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1.   The Managing Director shall maintain strict confidentiality with respect to third parties and unauthorized staff members of the Company as to all confidential events or business matters of the Company or any affiliated company coming to his attention within the scope of his activities for the Company, irrespective of how he obtained such knowledge. This does not apply to such information, for which a disclosure is essential for the due performance of the functions delegated to the Managing Director or which has been approved by the shareholders in advance. This duty of confidentiality shall continue to be valid even after the termination of this Service Agreement.

2. Furthermore, the Managing Director shall require the prior written approval of the shareholders for assuming any positions on supervisory boards, advisory boards and similar institutions of non affiliated companies or professional organizations.

3. During the term of this Agreement the Managing Director undertakes not to carry out any activities for any other company competing in any way with the Company or an affiliated company. Any direct or indirect activity as employee, self-employed person or consultant, as well as any direct or indirect participation in such enterprise, is prohibited. (S) 15 of the Share Purchase Agreement between the Managing Director, Mr. Wirt, MagiNet GmbH, Koln and MagiNet Corporation is not affected.
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                                    (S) 10
                   POST-CONTRACTUAL COMPETITION PROHIBITION

1. For a period of two years after the termination of this Agreement the Managing Director undertakes not to become active in any way, neither directly or indirectly, as a self-employed person or as an employee for any domestic or foreign enterprise competing with the Company or with any of its affiliates. During the term of this post-contractual competition prohibition, the Managing Director shall not operate any own enterprise or participate in any form (manner) in an enterprise which competes with the Company or with any of its affiliates.

2. The geographical restriction covers the territory of the European Economic Area (Europaischer Wirtschaftsraum).

3. As compensation for the imposed restrictions the Company shall pay to the Managing Director for two years after the termination of the service relationship 50% of the remuneration last received by him.

4. The Company shall be released from the obligation under 3. if it waives the compliance with the competition restrictions by giving a three months written notice prior to the termination of the Service Agreement.

5. The Managing Director undertakes to pay to the Company for each instance of violation of the aforementioned competition restrictions a contractual penalty in the amount of DM 25,000.--. The assertion of further damages by the Company remains unaffected.

6. Unless otherwise provided for in this Agreement, Sec. 74 et seq. of the German Commercial Code shall in other respects be applicable mutatis mutandis.
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                                    (S) 11
                         RIGHTS OF USE AND INVENTIONS

1. All work results in connection with the activities of the Managing Director shall inure exclusively to the Company. Insofar as work results are protected by copyright, the Managing Director grants the Company the exclusive and unrestricted right of use for all present and future kinds of use. Such right of use shall remain valid even after the termination of the service relationship. There shall be no entitlement to special remuneration for the granted rights for use. These are rather fully compensated by the contractual remuneration.

2. Any inventions of the Managing Director and technical suggestions for improvement as well as methods of engineering, patents, utility models, design patents and the like developed by the Managing Director in connection with his activities for the Company inure exclusively to the Company. The Employee Inventions Act is not applicable. The Company shall have the unrestricted and exclusive right of use to the exclusion of the person of the Managing Director who shall not be entitled to any additional compensation. Insofar as this is necessary, the Managing Director shall transfer to the Company any respective right and claim which entitles the Company to register patents, utility models or design patents in its own name and for its own account.



                                    (S) 12
                DURATION OF CONTRACT AND NOTICE OF TERMINATION

1. This Agreement comes into force upon transfer of the shares in the Company to MagiNet GmbH (condition precedent). It can be terminated by either party with a notice period of 6 months to the end of a calender year, for the first time as per December 31, 1999. Prior to December 31, 1999, the Company has the right to terminate this contract with a notice period of three months to the end of a month after the minimum targets - under
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     exception of the category "average monthly net revenue per room" - of the
     Earnout-Plan stipulated between MagiNet GmbH, MagiNet Corp., the Company, Mr. Reiner Kaesbach and the Managing Director in the Share Purchase Agreement dated November 05, 1996 (Attachment 3 to the Share Purchase Agreement) for the preceding fiscal year were not achieved.

2.   The right to dismissal without notice for good cause remains unaffected.

3.   Any termination must be in writing to be effective.

4. At any time the Company shall be entitled to release the Managing Director from his duties of service whilst continuing to pay his contractual salary and to grant the stock option right pursuant to the Agreement of September 9, 1996. Such period of release shall be offset from the Managing Director's remaining vacation entitlement.

5. The service relationship shall cease without the requirement of a notice of termination as of the end of the month in which the Managing Director attains the age of 65.



                                    (S) 13
                              RETURN OF PROPERTY

     Upon leaving the Company or after his release from his duties of service pursuant to (S) 12.4 the Managing Director shall immediately return to the Company any and all documents, correspondence, records, drafts and the like referring to Company's affairs, including any copies thereof, which are still in his possession. The obligation to return company property extends also to the company car provided to the Managing Director pursuant to (S) 4 including any accessories thereof. The Managing Director is not entitled to exercise a right of retention concerning the afore-mentioned documents and objects.



                                    (S) 14
                                 MISCELLANEOUS


1. This contract contains all of the agreements between the parties with regard to the Managing Director service relationship. The parties hereto have not made any side agreements apart from the pension agreement and the bonus arrangements up to the fiscal year 1996.
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2.   Amendments and supplements of this Agreement must be in writing to be effective. This also applies for an amendment of this provision.

3. As far as in this Agreement written form has been agreed upon, this form is also observed by the sending of a telegram, telex or telecopy if the author of a document is indicated.

4. Should any provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected thereby. Such invalid provision shall be replaced by such provision which comes closest to the economic intention of the parties.

5.   This Agreement is governed by the laws of the Federal Republic of Germany.

6. The Managing Director confirms to have received today an executed copy of this Agreement signed by the Company.


Frankfurt am Main, November 05, 1996


PRODAC Prozessdatentechnik GmbH
durch:


/s/ Reiner Kaesbach                     /s/ Reiner Kaesbach
___________________________________     ___________________________________
Reiner Kaesbach                         Reiner Kaesbach
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/s/Heinrich R. Wirt
__________________________________
Heinrich R. Wirt